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                                                                   EXHIBIT 23.05

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-74219 on Form S-3 of Adelphia Communications Corporation, of our report dated March 19, 1999 (April 12, 1999 as to Note 16), with respect to the consolidated balance sheets of Harron Communications Corp. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 1998, which report appears in Adelphia Communications Corporation's Current Report on Form 8-K dated April 19, 1999. We also consent to the reference to our firm under the caption "Experts."


/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
April 19, 1999